Contact:
Randle Reece
Director, Investor Relations
866.861.3229
______________________________________________________________________________

AMN HEALTHCARE ANNOUNCES SECOND QUARTER 2018 RESULTS
Quarterly revenue of $558 million, up 14% over prior year;
GAAP EPS of $0.73 and adjusted EPS of $0.83

SAN DIEGO – (August 2, 2018) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in healthcare workforce solutions and staffing services, today announced its second quarter 2018 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q2 2018	% Change Q2 2017	YTD June 30, 2018	% Change YTD June 30, 2017
Revenue	$558.1	14%	$1,080.6	10%
Gross profit	$181.0	12%	$348.8	8%
Net income	$35.5	14%	$78.2	24%
Diluted EPS	$0.73	16%	$1.60	25%
Adj. diluted EPS*	$0.83	24%	$1.64	26%
Adjusted EBITDA*	$70.1	4%	$136.6	5%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

Highlights

•	AMN Healthcare reached record highs for revenue and adjusted EPS in the quarter.

•	Second quarter consolidated revenue of $558 million increased 14% year over year, with organic growth of 7%.

•	Growth was led by our Nurse and Allied Solutions segment with revenue up by 11% year over year.

•	Adjusted EBITDA of $70 million grew 4% year over year and was 12.6% of revenue.

•	Operating cash flow in the second quarter was $66 million. In the first half of 2018, cash flow from operations totaled $126 million, up 80% year over year.

•	The April acquisitions of MedPartners, Phillips DiPisa and Leaders For Today contributed $36 million of revenue in the quarter.

“Solid execution in the second quarter enabled AMN to reach all-time highs in revenue and adjusted EBITDA. We continue to expand and add new MSP clients and have a strong pipeline,” said Susan R. Salka, Chief Executive Officer of AMN Healthcare. “Our team delivered well for Nurse and Allied clients, with strong fill rates amid a relatively tepid demand environment and pricing headwinds. Solid performance in several of our businesses is being offset by a decline in Locum Tenens, where we continue to see below-market performance due to the disruption from business model and technology changes made earlier this year. Our recent acquisitions are integrating with the AMN family and are off to a good start. The primary macro drivers of our industry appear favorable for the foreseeable future, and we remain confident in the long-term growth of AMN.”

Second Quarter 2018 Results
Consolidated revenue for the quarter was $558 million, a 14% increase over prior year and 7% higher than prior quarter. Revenue for the Nurse and Allied Solutions segment was $333 million, higher by 11% year over year and down 2% sequentially. The quarter included $25 million of labor disruption revenue. Excluding this event, segment revenue grew 2% year over year and seasonally declined 9% sequentially, in line with expectations. Growth of the Travel Nurse division was in line with expectations with revenue up 2% year over year, driven by a volume increase partly offset by a lower mix of premium-rate assignments. Allied division revenue increased 7% year over year, driven primarily by volume increases.

The Locum Tenens Solutions segment reported revenue of $107 million, down by 1% year over year, with lower volumes being offset by positive pricing. Other Workforce Solutions segment revenue was $118 million reflecting an increase of 46% year over year, with the benefit of acquisitions made in April 2018. Organic growth of 2% year over year was driven by the mid-revenue cycle and interim leadership businesses.

Gross margin was 32.4%, lower by 50 basis points year over year and higher by 30 basis points sequentially. The variances were positively impacted by higher-than-average gross margins from the recently acquired companies and a change in our physician permanent placement business model that prompted a recording of certain recruiter expenses in SG&A that were previously in cost of revenue. These positives were partly offset by a below-average labor disruption gross margin. Net of these factors, our year-over-year gross margin declined primarily due to a lower margin in our Nurse and Allied and Other Workforce Solutions segments.

SG&A expenses were $116 million, or 20.7% of revenue, compared with $97 million, or 19.7% of revenue, in the same quarter last year. SG&A was $105 million, or 20.0% of revenue, in the previous quarter. The increase in expenses and expense margin was impacted by added costs from the recently acquired companies and the physician permanent placement cost change.

Net income was $36 million, or $0.73 per diluted share, compared with $31 million, or $0.63 per diluted share, in the same quarter last year. Adjusted diluted EPS was $0.83. Adjusted EBITDA was $70 million, a year-over-year increase of 4%. Adjusted EBITDA margin was 12.6%, representing a decrease of 110 basis points year over year and a decrease of 10 basis points sequentially.

At June 30, 2018, cash and cash equivalents totaled $23 million. Cash flow from operations was $66 million for the quarter, and capital expenditures were $11 million. AMN repurchased 385,000 shares of stock for $21 million during the quarter. The Company ended the quarter with total debt outstanding of $480 million, with a leverage ratio as calculated in accordance with the Company’s credit agreement of 1.7 to 1.

Third Quarter 2018 Outlook

Metric	Guidance*
Consolidated revenue	$522 - $530 million
Gross margin	~33.0%
SG&A as percentage of revenue	~21.5%
Adjusted EBITDA margin	~12.5%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Adjusted EBITDA Margin to Guidance Operating Margin” below.

Projected year-over-year revenue growth in the third quarter of 2018 is approximately 6-7%. On an organic basis, revenue is projected to be down approximately 1% due primarily to disruption in the Locum Tenens business and a mix shift away from premium-rate assignments in Travel Nursing. No significant labor disruption revenue is included in third quarter guidance.

Conference Call on August 2, 2018
AMN Healthcare Services, Inc. (NYSE: AMN), healthcare’s leader and innovator in workforce solutions and staffing services, will host a conference call to discuss its second quarter 2018 financial results on Thursday, August 2, 2018, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/eventcalendar. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1059 in the U.S. or (612) 234-9959 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available starting at 7:30 p.m. Eastern Time on August 2, 2018, and can be accessed until 11:59 p.m. Eastern Time on August 16, 2018, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 451076.

About AMN Healthcare
AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN delivers managed services programs, healthcare executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, mid-revenue cycle solutions, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://amnhealthcare.investorroom.com/emailalerts.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin and (3) adjusted diluted EPS.  The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance.  A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Supplemental Financial and Operating Data” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our guidance for third quarter 2018 revenue, gross margin, SG&A expenses as a percentage of revenue, adjusted EBITDA margin and long-term trends for our business. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in our fillings with the Securities and Exchange Commission (SEC), including our most recent Annual Report on Form 10-K for the year ended December 31, 2017, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Director, Investor Relations
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017
Revenue	$558,108	$489,803	$522,489	$1,080,597	$984,972
Cost of revenue	377,152	328,791	354,665	731,817	662,184
Gross profit	180,956	161,012	167,824	348,780	322,788
Gross margin	32.4%	32.9%	32.1%	32.3%	32.8%
Operating expenses:
Selling, general and administrative (SG&A)	115,535	96,673	104,737	220,272	198,746
SG&A as a % of revenue	20.7%	19.7%	20.0%	20.4%	20.2%

Depreciation and amortization	10,606	7,959	7,886	18,492	15,627
Total operating expenses	126,141	104,632	112,623	238,764	214,373
Income from operations	54,815	56,380	55,201	110,016	108,415
Operating margin (1)	9.8%	11.5%	10.6%	10.2%	11.0%

Interest expense, net, and other	6,376	4,928	5,335	11,711	10,058

Income before income taxes	48,439	51,452	49,866	98,305	98,357

Income tax expense	12,910	20,197	7,185	20,095	35,094
Net income	$35,529	$31,255	$42,681	$78,210	$63,263
Net income as a % of revenue	6.4%	6.4%	8.2%	7.2%	6.4%

Other comprehensive income (loss):
Foreign currency translation and other	91	(41)	(19)	72	(38)
Cash flow hedge, net of income taxes	—	(58)	—	—	(15)
Other comprehensive income (loss)	91	(99)	(19)	72	(53)

Comprehensive income	$35,620	$31,156	$42,662	$78,282	$63,210

Net income per common share:
Basic	$0.75	$0.65	$0.89	$1.64	$1.32
Diluted	$0.73	$0.63	$0.87	$1.60	$1.28
Weighted average common shares outstanding:
Basic	47,653	47,916	47,733	47,693	47,849
Diluted	48,936	49,475	49,116	49,026	49,498

AMN Healthcare Services, Inc.
Supplemental Financial and Operating Data
(dollars in thousands, except per share data and operating data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017
Revenue
Nurse and allied solutions	$332,728	$300,727	$338,179	$670,907	$614,250
Locum tenens solutions	107,297	108,215	103,117	210,414	211,058
Other workforce solutions	118,083	80,861	81,193	199,276	159,664
	$558,108	$489,803	$522,489	$1,080,597	$984,972

Reconciliation of Non-GAAP Items:

Segment operating income (2)
Nurse and allied solutions	$43,936	$47,851	$51,805	$95,741	$93,831
Locum tenens solutions	13,371	12,371	9,958	23,329	24,590
Other workforce solutions	28,576	22,041	19,851	48,427	41,898
	85,883	82,263	81,614	167,497	160,319
Unallocated corporate overhead	15,823	15,080	15,095	30,918	29,971
Adjusted EBITDA (3)	70,060	67,183	66,519	136,579	130,348
Adjusted EBITDA margin (4)	12.6%	13.7%	12.7%	12.6%	13.2%

Depreciation and amortization	10,606	7,959	7,886	18,492	15,627
Share-based compensation	3,281	2,562	2,864	6,145	5,243
Acquisition and integration costs	1,358	282	568	1,926	1,063
Income from operations	54,815	56,380	55,201	110,016	108,415
Interest expense, net, and other	6,376	4,928	5,335	11,711	10,058
Income before income taxes	48,439	51,452	49,866	98,305	98,357
Income tax expense	12,910	20,197	7,185	20,095	35,094
Net Income	$35,529	$31,255	$42,681	$78,210	$63,263

GAAP diluted net income per share (EPS)	$0.73	$0.63	$0.87	$1.60	$1.28
Adjustments:
Amortization of intangible assets	0.13	0.09	0.09	0.22	0.19
Acquisition and integration costs	0.02	0.01	0.01	0.03	0.02
Debit financing related costs	—	—	0.01	0.01	—
Tax effect on above adjustments	(0.04)	(0.04)	(0.03)	(0.07)	(0.08)
Tax correction related to prior periods (5)	—	—	(0.05)	(0.05)	—
Excess tax benefits (6)	(0.01)	(0.02)	(0.09)	(0.10)	(0.11)
Adjusted diluted EPS (7)	$0.83	$0.67	$0.81	$1.64	$1.30

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017
Gross Margin
Nurse and allied solutions	26.3%	27.8%	28.0%	27.2%	27.7%
Locum tenens solutions	29.8%	30.0%	28.7%	29.2%	30.3%
Other workforce solutions	52.2%	55.7%	53.6%	52.7%	55.3%

Operating Data:
Nurse and allied solutions
Average healthcare professionals on assignment (8)	9,095	8,776	9,567	9,331	8,913

Locum tenens solutions
Days filled (9)	55,225	58,660	52,794	108,020	113,903
Revenue per day filled (10)	$1,943	$1,845	$1,953	$1,948	$1,853

	As of June 30,		As of March 31,
	2018	2017	2018
Leverage ratio (11)	1.7	1.4	1.2

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	June 30, 2018	December 31, 2017	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$22,894	$15,147	$22,878
Accounts receivable, net	354,781	350,496	334,597
Accounts receivable, subcontractor	34,657	41,012	36,631
Prepaid and other current assets	56,189	67,498	46,938
Total current assets	468,521	474,153	441,044
Restricted cash, cash equivalents and investments	61,839	64,315	33,882
Fixed assets, net	81,221	73,431	65,368
Other assets	83,034	74,366	71,594
Goodwill	439,134	340,596	340,596
Intangible assets, net	339,514	227,096	236,486
Total assets	$1,473,263	$1,253,957	$1,188,970

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$123,105	$130,319	$118,943
Accrued compensation and benefits	130,258	121,423	107,283
Current portion of notes payable	—	—	18,071
Deferred revenue	13,615	8,384	9,644
Other current liabilities	16,261	5,146	12,387
Total current liabilities	283,239	265,272	266,328

Revolving credit facility	155,000	—	—
Notes payable, less unamortized fees	320,225	319,843	319,462
Deferred income taxes, net	19,863	27,036	12,387
Other long-term liabilities	78,192	79,279	82,301
Total liabilities	856,519	691,430	680,478

Commitments and contingencies

Stockholders’ equity:	616,744	562,527	508,492

Total liabilities and stockholders’ equity	$1,473,263	$1,253,957	$1,188,970

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2018	2017(12)	2018	2018	2017(12)

Net cash provided by operating activities	$66,203	$25,359	$59,735	$125,938	$70,043
Net cash used in investing activities	(229,337)	(6,316)	(9,613)	(238,950)	(19,616)
Net cash provided by (used in) financing activities	133,627	(26,945)	(14,970)	118,657	(38,873)
Effect of exchange rates on cash	91	(42)	(19)	72	(38)
Net increase (decrease) in cash, cash equivalents and restricted cash	(29,416)	(7,944)	35,133	5,717	11,516
Cash, cash equivalents and restricted cash at beginning of period	134,027	70,488	98,894	98,894	51,028
Cash, cash equivalents and restricted cash at end of period	$104,611	$62,544	$134,027	$104,611	$62,544

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosures
Reconciliation of Guidance Adjusted EBITDA Margin to
Guidance Operating Margin
(unaudited)

Three Months Ended
September 30, 2018

Adjusted EBITDA margin (13)	12.5%
Deduct:
Share-based compensation	0.6%
Acquisition and integration costs	0.2%
EBITDA margin	11.7%
Depreciation and amortization	2.1%
Operating margin	9.6%

(1)	Operating margin represents income from operations divided by revenue.

(2)
Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs and share-based compensation.

(3)
Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, acquisition and integration costs and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and is a measure used in the Company’s credit agreement and the indenture governing our 5.125% Senior Notes due 2024. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(4)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.

(5)
During the first quarter of 2018, the Company recorded a net tax benefit of $2,501,000 to adjust for an immaterial out-of-period error identified this quarter related to the income tax treatment of fair value changes in the cash surrender value of its Company Owned Life Insurance for years ended December 31, 2015 through December 31, 2017. These fair value changes had not previously been included as a benefit in the tax provision of the related years.

(6)
The consolidated effective tax rate for the three and six months ended June 30, 2018 was favorably affected by the recording of excess tax benefits relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, we no longer record excess tax benefits as an increase to additional paid-in capital, but record such excess tax benefits on a prospective basis as a reduction of income tax expense, which amounted to $576,000 and $1,028,000 for the three months ended June 30, 2018 and 2017, respectively. For the six months ended June 30, 2018 and 2017, excess tax benefits recorded as a reduction of income tax expense were $5,094,000 and $5,325,000, respectively. The magnitude of the impact of excess tax benefits generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these favorable tax benefits are largely unrelated to our current year’s income before taxes and is unrepresentative of our normal effective tax rate, we excluded their impact on adjusted diluted EPS for the three and six months ended June 30, 2018 and 2017.

(7)
Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of the (A) amortization of intangible assets, (B) acquisition and integration costs, (C) deferred financing costs, (D) tax effect, if any, of the foregoing adjustments, (E) excess tax benefits relating to equity awards vested and exercised since January 1, 2017, and (F) correction of prior periods error. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted diluted EPS). Although management believes the items excluded from adjusted diluted EPS are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.

(8)	Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(9)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.

(10)	Revenue per day filled represents revenue of the Company’s locum tenens solutions segment divided by days filled for the period presented.

(11)
Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.

(12)
As a result of the adoption of ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash” on January 1, 2018, we are required to present in the statement of cash flows the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. We adjusted certain restricted cash amounts for the three and six months ended June 30, 2017 in the cash flow table presented above. These adjustments had no effect on previously reported results of operations or retained earnings.

(13)	Guidance percentage metrics are approximate.